Exhibit 99.1

Badger Meter Appoints McGill to Board of Directors

MILWAUKEE--(BUSINESS WIRE)--February 26, 2020--Badger Meter, Inc. (NYSE: BMI) today announced that James W. McGill, a retired executive of Eaton Corporation, has been appointed to its Board of Directors, effective immediately. The appointment of Mr. McGill increases the size of the Board to ten members.

During his nearly 40-year tenure at Eaton Corporation, he held various management positions with increasing responsibility including Executive Vice President-Chief Human Resources Officer. Among his other roles, he was Vice President–Eaton Business System, led Electrical Segment operations in the Asia-Pacific, and ultimately retired as a Corporate Officer and President of the Electrical Sector Americas. He currently serves on the Board of Powell Industries (NASDAQ:POWL).

“I am thrilled to have Jim join the Board,” said Badger Meter Chairman, President and Chief Executive Officer, Kenneth C. Bockhorst. “Jim brings broad experience running large, global businesses and driving continuous improvement processes. He also has extensive human resources expertise. The breadth of his leadership, strategic and financial experience along with his understanding of corporate governance practices will be a real asset to the Board.”

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com

Contacts

Karen Bauer at (414) 371-7276 kbauer@badgermeter.com